EXHIBIT 4.1


                        21ST CENTURY WIRELESS GROUP, INC.

              SUBSCRIPTION AND INVESTMENT REPRESENTATION AGREEMENT


        THIS AGREEMENT, made effective this 3rd day of July, 1997, is among 21ST CENTURY WIRELESS GROUP, INC., a Nevada corporation (the "Company"), and Gary Kohler, Jack Kohler, Charles Burns, Ivan Arenson, Circle F Ventures, LLC, Irvin Kessler, Andrew Redleaf and Efi Gildor (individually a "Subscriber" and collectively the "Subscribers").



        In consideration of the mutual promises contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1. AGREEMENT OF SALE. The Company agrees to sell to certain Subscribers listed below (the "Stock Subscribers"), and the Stock Subscribers agree to purchase from the Company, 600,000 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock") at a purchase price of $1.00 per share. The Stock Subscribers shall, on the date hereof, purchase the number of shares indicated below by paying the purchase price thereof by wire transfer to the trust account of the Company's counsel, Moss & Barnett:

----------------------------------------- --------------------------------------
         STOCK SUBSCRIBER NAME                       NUMBER OF SHARES
----------------------------------------- --------------------------------------
Gary Kohler                                85,000
----------------------------------------- --------------------------------------
Jack Kohler                                15,000
----------------------------------------- --------------------------------------
Charles Burns                              20,000
----------------------------------------- --------------------------------------
Circle F Ventures, LLC                     50,000
----------------------------------------- --------------------------------------
Irvin Kessler                             237,000
----------------------------------------- --------------------------------------
Andrew Redleaf                             86,000
----------------------------------------- --------------------------------------
Efi Gildor                                107,000
----------------------------------------- --------------------------------------

        The Company will promptly deliver to each Stock Subscriber a certificate registered in that Stock Subscriber's name, dated as of the date hereof, representing the shares of Common Stock purchased by that Stock Subscriber (the "Shares") against payment to the Company of the purchase price of the Shares being purchased by that Stock Subscriber. The number of shares to be issued to each Stock Subscriber under this Agreement shall be increased in the circumstances stated in Section 4(h).

2. ISSUANCE OF THE WARRANTS. The Company shall issue to each Subscriber on the date hereof, without the payment of additional consideration, a warrant in the form of Exhibit A attached hereto (the "Warrants" and, together with the Shares and the Common Stock to be issued pursuant to the Warrants, the "Securities") to purchase shares of Common Stock, as follows:

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------------------------------------- ------------------------------------------
          SUBSCRIBER NAME                          NUMBER OF SHARES
------------------------------------- ------------------------------------------
Gary Kohler                           125,000 (the "Escrow Warrant")
------------------------------------- ------------------------------------------
Gary Kohler                           110,000
------------------------------------- ------------------------------------------
Charles Burns                          45,000
------------------------------------- ------------------------------------------
Ivan Arenson                           25,000
------------------------------------- ------------------------------------------
Jack Kohler                            15,000
------------------------------------- ------------------------------------------
Circle F. Ventures, LLC                50,000
------------------------------------- ------------------------------------------
Irvin Kessler                         237,000
------------------------------------- ------------------------------------------
Andrew Redleaf                         86,000
------------------------------------- ------------------------------------------
Efi Gildor                            107,000
------------------------------------- ------------------------------------------

        Under this allocation of Warrants, each Stock Subscriber is receiving a Warrant to purchase one share of Common Stock for each Share purchased under this Agreement and Gary Kohler ("Kohler"), Charles Burns and Ivan Arenson are receiving Warrants to purchase additional Common Stock. The Escrow Warrant to be issued to Kohler shall be held by the Company in escrow subject to the provisions of Section 3 below. The Company will promptly deliver all other Warrants registered in the appropriate Subscribers' name, dated as of the date hereof, representing the Warrants purchased by such Subscriber. Each Warrant shall be in a form comparable to all other warrants issued by the Company prior to the date hereof and shall provide for an exercise price of $1.00 per share and an exercise period commencing on the date of this Agreement and terminating on the fifth anniversary date of this Agreement.

3. ESCROW OF CERTAIN WARRANTS. The Escrow Warrant to be issued to Kohler under this Agreement shall be retained by the Company in escrow until the satisfaction of the following two conditions:

        a. Kohler shall have made available to the Company an unsecured personal guaranty of payment from Kohler with customary terms and conditions to assist the Company in obtaining a commitment letter from a commercial bank located in Minnesota for a loan of $400,000.00 on reasonable and customary terms and conditions. The Company undertakes to use its best efforts to obtain such loan. The loan shall be secured by a security interest in all assets of the Company except (i) real estate and (ii) the Company's Federal Communications Commission licenses. The security interest shall be a first security interest except for a prior security interest granted in certain equipment of the Company as described in Section 13(d).

        b. The Company shall have received commitments (in the form of Exhibit B attached hereto) from two broker-dealers eligible to act as market makers for the Common Stock under the rules of the National Association of Securities Dealers.

        Promptly upon satisfaction of both of these conditions, the Company shall deliver the Escrow Warrant to Kohler registered in Kohler's name, dated as of the date hereof, representing a portion of the Warrants purchased by Kohler. If either condition is not satisfied in its entirety by 5:00 p.m. CDT on October 1, 1997, the Escrow Warrant shall, at the option of the Company, be canceled and, upon such cancellation, Kohler shall have no further interest in the Escrow Warrant. Further, Kohler, agrees that he will continue to

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        provide his guaranty for any renewal or replacement of the loan described in subsection (a) above through June 30, 2000.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In consideration of the Subscribers' agreement to purchase the Shares, the Company represents and warrants to the Subscribers as follows:

        a. ORGANIZATION. The Company is a duly organized and validly existing corporation under the laws of the State of Nevada. The Company has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted and as proposed to be conducted. The Company has no subsidiaries or direct or indirect ownership interest in any firm, corporation, association or business except that the Company does have an interest in the assets of Southern Minnesota Communications, Inc. pursuant to a purchase agreement described in Section 13(d) below. The Company has the requisite corporate power and authority to authorize, issue, sell and deliver the Securities and to otherwise perform its obligations under this Agreement. The Company is qualified to do business in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification. The SEC Filings (as defined below) contain true copies of the articles of incorporation and by-laws of the Company as currently in effect.

        b. GOOD STANDING. The Company is in good standing under the laws of the State of Nevada, and there are no proceedings or actions pending to limit or impair any of its powers, rights and privileges, or to dissolve it.

        c. CORPORATE AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by proper corporate action of the Company. This Agreement has been duly executed and delivered by authorized officers of the Company and is a valid and binding agreement on the part of the Company that is enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

        d. SHARES. The Shares, when issued and paid for pursuant to the terms of this Agreement, will be duly and validly authorized, validly issued and outstanding, fully paid, nonassessable shares and will be free and clear of all pledges, liens, encumbrances and restrictions, except as set forth in Section 8 below.

        e. NO BROKERS OR FINDERS. Except for Burns, Heenan & Smith, no person, firm or corporation has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against the Company or any Subscriber for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement. The Company shall be solely

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                responsible for paying the compensation of Burns, Heenan & Smith for services rendered in connection with the transactions contemplated by this Agreement.

        f. GOVERNMENTAL CONSENTS. Based in part upon the representations of the Subscribers in this Agreement, no consent, approval, qualification, or order or authorization of, or filing with, any local, state or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery or performance of this Agreement, the offer, sale, issuance or delivery of the Securities by the Company, or the performance by the Company of its obligations in respect thereof except such filings as have been made, except any notices of sale required to be filed with the Commission (as defined below) under Regulation D of the Act (as defined below), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed by the Company at its expense within the applicable periods therefor.

        g. NO CONFLICTS. Neither the execution, delivery nor performance by the Company of this Agreement, nor compliance with the terms and provisions hereof nor the consummation of the transactions contemplated hereby will (i) contravene any applicable law, statute, rule, regulation, order, writ, injunction or decree of any Federal, state or local government, court or governmental department, commission, board, bureau, agency or instrumentality, (ii) conflict or be inconsistent with, or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default (either immediately or with notice or the passage of time or both) under, any indenture, mortgage, deed of trust, credit agreement or instrument or any other material agreement or instrument to which the Company is a party or by which it may be bound or to which any of the foregoing may be subject or (iii) violate any provisions of the Articles of Incorporation or Bylaws of the Company.

        h. LITIGATION. Except as described in Exhibit C attached hereto, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings pending or, to the best of the Company's knowledge, threatened against the Company or its properties, assets or business which, if determined adversely, would have a material adverse effect on the Company or its properties, assets or business and neither the Company nor any of its officers is aware of any facts which might result in or form the basis for any such action, suit or other proceeding. The Company is not in material default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality. In the event the Company is found liable in any lawsuit arising from the potential claim described in Exhibit C, the Company shall, without additional cost, promptly issue additional Common Stock to each Stock Subscriber. The number of additional shares to be issued shall be the number determined by the Board of Directors in its reasonable discretion to be sufficient to give each Stock Subscriber an investment in the Company after giving effect to the result in the lawsuit with a value equivalent to the value their investment would have had if the result in the lawsuit had been favorable to the Company. By way of illustration but not limitation, if the Company is required only to issue equity interests in the Company as damages to any party as a result of the lawsuit, the Company shall issue additional Common Stock to the Stock Subscribers

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                so that the Stock Subscribers have the same percentage ownership interest in the Company immediately after the issuance of such equity interests as immediately before the issuance of such equity interests. As a further illustration, if the Company is required to make a monetary payment as damages to any party as a result of the lawsuit, the Company shall issue additional Common Stock to the Stock Subscribers so that the book value of the Common Stock held by the Stock Subscribers is the same immediately after the issuance of such equity interests as immediately before the issuance of such equity interests.

        i. SECURITIES LAWS FILINGS. The Company has furnished to Subscriber complete and accurate copies of its initial Registration on Form 10-SB and its annual report on Form 10-KSB for the year ended December 31, 1996, and quarterly report on Form 10-QSB for the quarter ended March 31, 1997 (the "SEC Filings"), in each case as filed with the Securities and Exchange Commission (the "Commission"). The Company has not filed with the Commission any registration statement, report, proxy or information statement or other information under the Act (as defined below), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the date of the filing of the 10-KSB, except the other SEC Filings, nor has it amended any of the SEC Filings. The SEC Filings are incorporated into this Agreement by reference and the Company represents that each of the SEC Filings was true and correct at the time it was filed.

        j. CHANGES. There has been no material adverse change in the financial condition or business, assets or properties of the Company since December 31, 1996, and March 31, 1997.

        k. CAPITALIZATION AND VOTING RIGHTS. The authorized capital of the Company consists of (a) 25,000,000 shares of common stock, $0.001 par value (the "Common Stock"), of which there are 3,318,291 fully paid and nonassessable shares duly issued and outstanding and no other shares issued and outstanding, and (b) 500,000 undesignated shares, none of which is outstanding. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. No class of capital stock of the Company is entitled to preemptive or similar rights to purchase any securities of the Company. Except as listed in Exhibit D attached hereto, there are no securities of the Company subject to conversion rights and there are no warrants or options to purchase securities of the Company.

        l. FINANCIAL STATEMENTS. The financial statements of the Company as included in the SEC Filings, are in accordance with the books and records of the Company, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Company as of the dates stated in the SEC Filings, and the results of the operations of the Company for the financial periods then ended, and from December 31, 1996 to the date hereof there has been no materially adverse change in such financial condition.

        m. TAXES. The Company has filed all federal, state and local tax returns which are required to be filed, and has paid all taxes shown on such returns to be due and all other tax assessments received by it to the extent that such assessments have become due. The Company is not subject to any pending, or, to its knowledge, threatened, audit with respect to any of such tax returns.

        n. COMPLIANCE WITH LAWS. The Company is in substantial compliance with all material Federal, state and local laws, rules and regulations binding upon it.

        o. FCC LICENSES. The Company is the named license holder of not fewer than 250 Federal Communications Commissions ("FCC") licenses used in the Company's operations. The Company has the exclusive right to use those licenses free and clear of all claims and restrictions (other than those restrictions imposed by the FCC) and is not aware of any act or omission which would cause the FCC to terminate or decline to renew those licenses.

        p. FULL DISCLOSURE. Nothing in this Agreement or in the SEC Filings contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBERS. In consideration of the Company's agreement to issue the Securities, the Subscribers hereby represent and warrant to the Company as follows:

        a. INFORMATION ABOUT THE COMPANY. Each Subscriber represents and warrants that it has (i) received the SEC Filings, (ii) had the opportunity to ask questions of, and receive answers from, the Company, or an agent of the Company, concerning the terms and conditions of the investment and the business and affairs of the Company and to obtain any additional information necessary to verify such information, and (iii) received such additional information concerning the Company as it considers necessary or advisable in order to form a decision concerning an investment in the Company.

        b. HIGH DEGREE OF RISK. Each Subscriber represents and warrants that it realizes that the Securities are speculative and involve a high degree of risk, including the risks of receiving no return on the investment and of losing the investment in the Company.

        c. ABILITY TO BEAR THE RISK. Each Subscriber represents and warrants that it is able to bear the economic risk of investment in the Securities, including the total loss of such investment.

        d. APPROPRIATE INVESTMENT. Each Subscriber represents and warrants that it believes, in light of the information provided pursuant this Agreement and the SEC Filings, that subscribing for the Securities pursuant to the terms of this Agreement is an appropriate and suitable investment for it.

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        e.      BUSINESS SOPHISTICATION. Each Subscriber represents and warrants that it is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of purchasing securities of the Company.

        f. RESIDENCY. Each Subscriber represents and warrants that he is a resident of the State listed for that Subscriber in the "Subscriber Information" sheet attached to this Agreement.

        g. EXEMPTION. The Company reserves the right to request information from each Subscriber from time to time to permit the Company to verify that the issuance of the Securities is exempt under the Act and any applicable state law.

6. INVESTMENT PURPOSE IN ACQUIRING THE UNITS. Each Subscriber and the Company acknowledge that none of the Securities has been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and that such Securities will be issued to the Subscribers in reliance on exemptions from the registration requirements of the Act and applicable state securities laws and in reliance on the Subscribers' and the Company's representations and agreements contained herein. Each Subscriber represents and warrants that it is subscribing to acquire the Securities for its account for investment purposes only and not with a view to their resale or distribution. Each Subscriber represents and warrants that it has no present intention to divide its participation with others or to resell or otherwise dispose of all or any part of the Securities. In making these representations, each Subscriber understands that, in the view of the Commission, exemption of the Securities from the registration requirements of the Act would not be available if, notwithstanding the representations of the Subscribers, the Subscribers have in mind merely acquiring the Securities for resale upon the occurrence or nonoccurrence of some predetermined event.

7. COMPLIANCE WITH SECURITIES ACT. Each Subscriber agrees that if the Securities or any part thereof are sold or distributed in the future, each Subscriber must sell or distribute them pursuant to the requirements of the Act and applicable state securities laws. Each Subscriber agrees that it will not transfer any part of the Securities without (a) obtaining an opinion of counsel satisfactory in form and substance to the counsel for the Company to the effect that such transfer is exempt from the registration requirements under the Act and applicable state securities laws or (b) such registration.

8. RESTRICTIVE LEGEND. Each Subscriber agrees that Company may place a restrictive legend on the certificates representing the Securities containing substantially the following language:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. They may not be sold, offered for sale, or transferred in the absence of either an effective registration under the Securities Act of 1933, as amended, and under the applicable state securities laws, or an opinion of counsel satisfactory to the Company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under the applicable state securities laws."

9. REMOVAL OF LEGEND. Upon the sale of any of the Securities in accordance with Rule 144 or any similar rule then in effect, or pursuant to an effective registration statement, the Company shall instruct its transfer agent to issue new certificates for the Securities without the restrictive legend described in Section 8. In addition, if any Subscriber delivers to the Company an opinion of counsel satisfactory to the Company to the effect that no subsequent transfer of such Securities will require registration under the Act, the Company will promptly upon such contemplated transfer deliver new certificates evidencing such Securities that do not bear the legend set forth in Section 8.

10. STOP TRANSFER ORDER. Each Subscriber agrees that, during all times that the Securities are subject to restrictions as provided in Section 8, the Company may place a stop transfer order with its registrar and stock transfer agent covering all certificates representing the Securities.

11. KNOWLEDGE OF RESTRICTIONS UPON TRANSFER OF THE SECURITIES. Each Subscriber understands that the Securities are not freely transferable and may in fact be prohibited from sale for an extended period of time and that, as a consequence thereof, the Subscribers must bear the economic risk of investment in the Securities for an indefinite period of time and may have extremely limited opportunities to dispose of the Securities. Each Subscriber understands that Rule 144 under the Act permits the transfer of "restricted securities" of the type here involved only under certain conditions, including a minimum holding period and the availability to the public of certain information concerning the Company.

12.     REGISTRATION RIGHTS.

        a. GENERAL. In the event the Company files a registration statement under the Act during the Registration Period (as defined below) for any Common Stock, the Company will use its best efforts to permit each Subscriber to register its Securities on a piggyback basis as part of such registration. The Company may require that each Subscriber pay all incremental costs associated with such piggyback registration. The Company may restrict the volume of the Subscribers' piggyback registration if the Company reasonably determines that such a reduction is necessary to avoid a material adverse impact on the registration and if, in connection with such reduction, the Company treats all holders of unregistered securities in an equivalent manner. In addition, during the Registration Period, any Subscriber may demand that the Company proceed, at the Company's cost, to file a registration statement under the Act with respect to the Securities held by that Subscriber. Upon such demand, the Company shall proceed promptly to file such a registration statement. The "Registration Period" with respect to any Security shall be the period beginning on the 120th day after the issuance of such Security to the Subscriber and continuing until all holding period under Rule 144 shall have expired as to the Subscriber. In

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                the case of a Warrant, issuance shall be deemed to have occurred upon issuance of Common Stock upon exercise of the Warrant.

        b. INDEMNIFICATION. In the event that any Securities held by a Subscriber are included in a registration statement under this
                Section:

                (i) The Company will indemnify and hold harmless the Subscriber, and any underwriter (as defined in the Act) for the Subscriber and each person, if any, who controls the Subscriber or such underwriter within the meaning of the Act from and against any and all loss, damage, liability, cost and expense (or actions, proceedings or settlements in respect thereof) to which the Subscriber or any such underwriter or controlling person may become subject under the Act or otherwise, arising out of or based upon any statement or alleged untrue statement of any material fact by the Company contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto or any document incident to any registration, qualification or compliance, or arising out of or based upon the omission or alleged omission by the Company to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and will reimburse the Subscriber and each person controlling the Subscriber, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Subscriber, such underwriter or such controlling person. It is agreed that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

                (ii) The Subscriber will indemnify and hold harmless the Company, and each of its officers and directors, and any underwriter (as defined in the Act) and each person, if any, who controls the Company or such underwriter within the meaning of the Act from and against any and all loss, damage, liability, cost and expense (or actions, proceedings or settlements in respect thereof) to which the Company or any such underwriter or controlling person may become subject under the Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of any material fact by the Subscriber contained in such registration statement, any prospectus contained therein or any amendment of supplement thereto or any document incident to any registration, qualification or compliance, or arising out of or based upon the omission or the alleged omission by the Subscriber to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or any violation by the Subscriber of the Act or any rule or regulation thereunder applicable to the Subscriber and relating to action or inaction required of the Subscriber in connection with any such registration, qualification, or compliance, and will reimburse the Company and each person controlling the Company, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided, however, that the Subscriber shall be liable in the case of any such untrue statement or alleged untrue statement or omission or alleged omission only to the extent that any such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with information furnished to the Company by the Subscriber. It is agreed that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Subscriber (which consent shall not be unreasonably withheld).

                (iii) If the indemnification provided for in Subsections (i) or (ii) above is held by a court of competent jurisdiction to be unavailable to the indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

13. CONDITIONS OF EACH SUBSCRIBER'S OBLIGATION. The obligation of each Subscriber to purchase and pay for the Shares that that Subscriber has agreed to purchase is subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by that
        Subscriber:

        a. NO ERRORS, ETC. The representations and warranties of the Company under this Agreement will be true in all material respects as of the date hereof with the same effect as though made on and as of such date.

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        b.      COMPLIANCE WITH AGREEMENT. The Company shall have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to the date hereof.

        c. REQUIRED FILINGS. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

        d. SOUTHERN MINNESOTA COMMUNICATIONS CLOSING. The Company shall have completed all transactions to be completed by it in connection with its purchase of certain assets from Alan Hansel and Southern Minnesota Communications, Inc., provided that the Company need not have paid that portion of the purchase price for those assets which is not due until after the date of this Agreement. The Company shall have received executed deeds, bills of sale and lien releases as are required to vest the acquired assets in the Company subject only to a security interest in favor of Alan Hansel with respect to certain equipment and real estate acquired from Alan Hansel. To the extent the completion of the transactions described in this subsection requires the payment of money to or on behalf of Alan Hansel or Southern Minnesota Communications, Inc., the Company may use up to $300,000.00 in proceeds of the sale of Shares under this Agreement for such payment. Any such use of proceeds of sale of Shares shall be in the form of the issuance of one or more checks payable to Alan Hansel, Southern Minnesota Communications, Inc. and/or Shirley Hansel and such checks may be delivered by the Company only in contemporaneous exchange for the deeds, bills of sale and lien releases to be executed by the recipients of such checks. All proceeds of sale of Shares shall be held in the trust account of Moss & Barnett and may be disbursed only in the form of checks to Alan Hansel, Southern Minnesota Communications, Inc. and/or Shirley Hansel as described above until all transactions with Alan Hansel and Southern Minnesota Communications, Inc. (other than the payment of that portion of the purchase price which is not due until after the date of this Agreement) are complete. Upon completion of such transactions, Moss & Barnett may disburse all remaining proceeds of sale of Shares to the Company. In the event all required transactions with Alan Hansel, Southern Minnesota Communications, Inc. and/or Shirley Hansel are not completed by 5:00 p.m. on July 11, 1997, all proceeds of sale of Shares shall, at the option of the Subscribers, be refunded to the Subscribers, all Shares and Warrants shall be returned by Subscribers to the Company and this Agreement shall be terminated in its entirety.

        e. BOARD OF DIRECTORS. Three members of the Company's Board of Directors shall have resigned and the Board of Directors shall have elected Gary Kohler, Charles J. Burns and Ivan Arenson (the "New Board Members") to replace the resigning members. The New Board Members shall have slots on the Company's staggered Board ending in 1998, 1998 and 1997, respectively. As an express inducement to the Subscribers to enter into this Agreement, the Company agrees that at the end of the first term of each New Board Member, the Company will include that New

                Board Member on the slate of directors recommended by the Company for election by shareholders for one full three year term.

        f. OPINION LETTER. Moss & Barnett, counsel for the Company, shall have provided to the Subscribers an opinion letter to the effect that (i) the Company is duly organized and in good standing;
                (ii) the Company has duly authorized, executed and delivered this Agreement; (iii) this Agreement is enforceable against the Company subject to standard limitations and exceptions; and (iv) this Agreement is not in conflict with laws binding on the Company or with other agreements to which the Company is a party.

14. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in whole or in part by the Company:

        a. NO ERRORS, ETC. The representations and warranties of each Subscriber under this Agreement will be true in all material respects as of the date hereof as though made on and as of such date.

        b. COMPLIANCE WITH AGREEMENT. Each Subscriber will have performed and complied in all material respects with all agreements required by this Agreement to be performed and complied with by it prior to the date hereof.

        c. REQUIRED FILINGS. All material governmental filings, authorizations and approvals that are required for, or as a result of, the consummation of the transactions contemplated hereby will have been duly made and obtained.

15. MUTUAL CONDITIONS. All obligations of the Company and the Subscribers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the date hereof, any of which may be waived in whole or in part by the Company and the
        Subscribers:

        a. PENDING PROCEEDINGS. There will not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, delay or otherwise directly or indirectly restrain or prohibit the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

        b. GOVERNMENTAL ACTIONS. There will not be any action taken or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 15(a).

16. BINDING EFFECT. Except as otherwise expressly provided in this Agreement or the exhibits hereto, neither this Agreement nor any interest herein shall be assignable by any Subscriber or the Company without the prior written consent of all other parties. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

17. REPRESENTATIONS TO SURVIVE DELIVERY. The covenants, representations, warranties, agreements and statements of the Company and of the Subscribers contained in this Agreement or in any certificate, statement or document furnished in connection herewith or in connection with the transactions contemplated hereby will remain operative and in full force and effect and will survive any investigation at any time by the Company or any Subscriber, the payment of the purchase price pursuant to this Agreement and the delivery of certificates representing the Securities. All statements contained in any certificate, instrument or other writing (except legal opinions) delivered pursuant hereto or in connection with the transactions contemplated herein shall constitute representations and warranties hereunder made by the party hereto who is responsible for such delivery.

18.     INDEMNIFICATION.

        a. INDEMNIFICATION BY THE COMPANY. Company agree to indemnify and hold each Subscriber harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys' fees and disbursements of counsel) that any of them may at any time suffer or incur arising out of: (i) the breach or falsity of any representation or warranty made by the Company in this Agreement; and (ii) the breach of any covenant or agreement made by the Company in this Agreement.

        b. INDEMNIFICATION BY THE SUBSCRIBERS. Each Subscriber agrees to indemnify and hold the Company harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys' fees and disbursements of counsel) that the Company may at any time suffer or incur arising out of: (i) the breach or falsity of any representation or warranty made by that Subscriber in this Agreement; and (ii) the breach of any covenant or agreement made by that Subscriber in this Agreement.

        c. PROCEDURE FOR INDEMNIFICATION. In the event a party (the "Indemnified Party") intends to seek indemnification pursuant to the provisions of this Section, the Indemnified Party shall promptly give notice hereunder to the other party (the "Indemnifying Party") after obtaining written notice of any claim or the service of a summons or other initial legal process in any action instituted against the Indemnified
                Party as to which recovery may be sought against the Indemnifying

                Party because of the indemnification provided for in this Section, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within 10 days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim or litigation shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to conduct its defense. If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

19. CHANGES, WAIVER, ETC. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

20. EXPENSES. The Company will pay the expenses (including attorneys' and accountants' fees) incurred by both the Company and the Subscribers in connection with the negotiation and preparation of this Agreement and the closing of the transactions contemplated by this Agreement. Except as otherwise expressly provided for herein, each Subscriber and the Company will pay all of their own expenses (including attorneys' and accountants' fees) in connection with the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby (whether consummated or not).

21. RULE 144 REPORTING. With a view to maintaining the availability to the Subscribers of Rule 144 under the Act, the Company agrees to use its best efforts to:

        a. Make and keep available public information regarding the Company at all times as those terms are understood and defined in Rule 144 under the Act; and

        b. File with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time during which it is subject to such reporting requirements.

        c. Furnish to each Subscriber upon written request, so long as that Subscriber owns any of the Securities, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents as that Subscriber may reasonably request in availing itself of any rule or regulation of the Commission allowing that Subscriber to sell any such securities without registration.

22. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

23. COUNTERPARTS. This Agreement may be executed concurrently in one or more counterparts, including facsimile counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24. ENTIRE AGREEMENT. This Agreement (including the exhibits hereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof (and thereof).

25. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The Company and the Subscribers hereby submit to the jurisdiction of the State and Federal courts located in Minnesota in connection with all disputes arising under this Agreement and agree that venue in any such court is appropriate.

                                             -----------------------------------


                                             -----------------------------------


                                             -----------------------------------


                                             -----------------------------------


THE COMPANY HEREBY ACCEPTS THE SUBSCRIPTION
EVIDENCED BY THIS SUBSCRIPTION AND INVESTMENT
REPRESENTATION AGREEMENT:


21ST CENTURY WIRELESS GROUP, INC.


By _________________________________

  Its ______________________________





[Signature Page to Subscription and Representation Agreement Dated July 3, 1997]

SUBSCRIBER INFORMATION (Complete separately for each Subscriber)




_______________________________________________________________
(Please print name(s) in which the Securities are to be issued)




_______________________________________________________________
T.I.N. or S.S.N.




Address: ______________________________________________________

_______________________________________________________________

_______________________________________________________________

Telephone Number: _____________________________________________


Check One:

_____ Individual Ownership     _____ Tenants in Common

_____ Joint Tenants (JTWROS)   _____ Other (Specify: ______________)



Subscriber is (check either or both as applicable):

        _______ (i) A natural person whose individual net worth (assets less liabilities), or joint net worth with his or her spouse, exceeds $1,000,000.

        _______ (ii) A natural person whose individual income was in excess of $200,000, or whose joint income with his or her spouse was in excess of $300,000, each of the two most recent years, and who has a reasonable expectation of reaching the same income level for the current year.

                           EXHIBIT A - FORM OF WARRANT

                     EXHIBIT B - FORM OF MARKET MAKER LETTER

              EXHIBIT C - LIST OF PENDING OR THREATENED LITIGATION


         The Company has received a letter from counsel for an entity known as Digital Communications of Denver, Inc. ("DCID") claiming that DCID is the beneficial holder of a 5% interest in certain assets acquired by the Company from the Company's predecessor-in-interest, Twin Cities Third Mobile Associates ("TC3M"). DCID was one of the promoters which sold "partnership" units in TC3M to Company shareholders. The Company is unaware of any basis for a claim of ownership by DCID for any interest in excess of 2% of the assets acquired from TC3M. As to the 2% interest, the Company is aware of a document purporting to transfer a 2% interest to DCID but believes that any interest held by DCID is subject to offset in its entirety by defenses held by the Company and its investors arising out of DCID's actions during the promotion of TC3M. DCID's purported claim does not affect assets acquired by the Company from sources other than TC3M. These other assets include all of the Company's assets in southern Minnesota and in the Memphis, Tennessee, area. DCID has not commenced any action on its purported claim.

           EXHIBIT D - LIST OF CONVERSION RIGHTS, WARRANTS AND OPTIONS


1.      Warrants held by initial Shareholders               474,150

2.      Warrants held by Digital Communications, Inc.        60,000

3.      Options issued to officers, directors and employees 430,300


NOTE: The Company has an agreement to issue additional warrants to Don Currie, Sr. in connection with the purchase of certain assets of Currie Communications. The number of warrants to be issued to Mr. Currie is equal to $50,000 divided by the initial public trading price of the Common Stock. That number cannot yet be established.